EXHIBIT 21.1
SUBSIDIARIES(1)

Legal Name	State of Incorporation
Permian Resources Operating, LLC	Delaware

(1) The list above excludes certain subsidiaries that, in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X as of December 31, 2023.